                                                                 EXHIBIT 4.2

                  AMENDED AND RESTATED SHAREHOLDER AGREEMENT



     This Agreement, dated as of March 25, 1998 (the "Agreement") by and between Integrated Measurement Systems, Inc., an Oregon corporation (the "Company"), and Cadence Design Systems, Inc., a Delaware corporation (the "Stockholder"), amends and entirely restates the Shareholder Agreement between the Stockholder and the Company dated as of May 17, 1995.

     WHEREAS, the Stockholder presently owns 2,759,000 shares, or approximately 37%, of the Company's outstanding common stock; and

     WHEREAS, the Board of Directors of the Company has unanimously determined that it would be in the best interests of the Company and its stockholders to adopt, and the Company intends to adopt, a Shareholder Rights Plan (the "Rights Plan") with certain provisions permitting the Stockholder to hold its existing beneficial ownership of the Company's common stock and to acquire beneficial ownership of up to an additional 7.5% of the Company's common stock without causing the rights (the "Rights") to be issued under the Rights Plan to become exercisable; and

     WHEREAS, in connection with adoption of the Rights Plan the Company and the Stockholder have reached an agreement modifying their previous agreement with respect to voting and disposing of shares of the Company's common stock owned by the Stockholder and wish to set forth in this Agreement their mutual understanding as to the terms of that agreement and as to certain other matters;

     NOW, THEREFORE, in consideration of the mutual premises and agreements hereinafter set forth, and for other valuable consideration, the Company and the Stockholder agree as follows:

     1.   DEFINITIONS.

     1.1  DEFINITIONS.

          1.1.1   "Common Stock" shall mean (i) the Company's common stock,
(ii) any other securities of the Company convertible into or exchangeable for the Company's common stock and (iii) any other voting securities of the Company.

          1.1.2 "Shares" shall mean shares of Common Stock beneficially owned by the Cadence Group (as defined below).

          1.1.3 The terms "beneficial ownership," "person," "associate," "affiliate," and "group" shall have the meanings ascribed to such terms in Rules 12b-2 and 13d-3 under the Securities Exchange Act of 1934 (the "1934 Act").


                                       1.

          1.1.4 The "Cadence Group" shall consist of (i) Stockholder, (ii) each Subsidiary (as defined below) of Stockholder, (iii) each company or other entity of which Stockholder is a direct or indirect Subsidiary and (iv) each Subsidiary of a person described in the preceding clause (iii).

          1.1.5 "Subsidiary" of a particular person shall mean any company or other entity with respect to which such particular person beneficially owns, directly or through one or more Subsidiaries, sufficient voting securities to elect at least a majority of the Board of Directors (or comparable body).

          1.1.6 "New Shares" shall mean Shares, beneficial ownership of which is acquired by a member of the Cadence Group after the date of this Agreement (except Shares acquired from another member of the Cadence Group or pursuant to a stock split, stock dividend, recapitalization or similar transaction affecting all holders of the applicable class or type of Common Stock equally). Reference is made to Section 1.2 for certain rules used to determine the status of Shares as Old Shares or New Shares.

          1.1.7   "Old Shares" shall mean all Shares that are not New Shares.

          1.1.8 "Continuing Directors" shall mean (i) the members of the Board of Directors of the Company on the date of this Agreement and (ii) any subsequent directors of the Company nominated by the persons described in the preceding clause (i) or by directors nominated by such persons, in each case in office prior to the meeting at which such directors are elected.

          1.1.9 "Holder" shall mean (i) any member of the Cadence Group that beneficially owns Old Shares and (ii) any person who is not a member of the Cadence Group to whom registration rights under this Agreement are transferred in accordance with Section 4.4 of this Agreement in connection with the transfer of Old Shares.

          1.1.10  "Registrable Common Stock" shall mean (i) Old Shares and
(ii) Common Stock transferred to the Holder in a transaction in which registration rights under this Agreement were transferred in accordance with
Section 4.4 of this Agreement.

     1.2  RULES USED TO DETERMINE WHETHER SHARES ARE NEW SHARES OR OLD SHARES.

          1.2.1 Shares transferred from one member of the Cadence Group to another member of the Cadence Group shall not change their status as either New Shares or Old Shares as the result of such transfer.

          1.2.2 Shares sold pursuant to a registration statement filed pursuant to Sections 4.1, 4.2 or 4.3 of this Agreement shall be deemed to be Old Shares for purposes of determining the number of Shares deemed to be Old Shares and New Shares, respectively, after such sales.

          1.2.3 Shares beneficial ownership of which is sold, assigned, conveyed or transferred by members of the Cadence Group to persons who are not members of the Cadence


                                      2.

Group in any manner except pursuant to a registration statement filed pursuant to Sections 4.1, 4.2 or 4.3 of this Agreement shall be deemed to be first New Shares, until there are no New Shares, and then Old Shares for purposes of determining the number of Shares deemed to be Old Shares and New Shares, respectively, after such sale, assignment, conveyance or transfer. The transferor and transferee of such shares may vary this rule (i.e., may designate that the Shares transferred are Old Shares) by providing written notice of such designation to the Company within five business days after the effective date of the transfer.

          1.2.4 Shares deemed beneficially owned by the Cadence Group as the result of the formation of a group with a person or persons not a member or members of the Cadence Group shall be New Shares. Disposition of such shares (either as the result of a disposition by such persons or upon the termination of group status) shall be deemed to be the disposition of New Shares.

          1.2.5 For purposes of illustration only, and without limiting in any way the scope of this Section 1.2, attached hereto as Exhibit A are examples of the calculation of the number of Shares deemed to be New Shares and Old Shares, respectively, under certain circumstances specified in such Exhibit A, for all purposes of this Agreement.

     2.   RESTRICTIONS ON SALES OF COMMON STOCK.

     2.1 NO RESTRICTIONS. Any member of the Cadence Group may freely transfer Common Stock subject only to the restrictions, if any, imposed by federal and state securities laws and the applicable provisions of the Rights Plan; PROVIDED, HOWEVER, that no transfer shall be made to another member of the Cadence Group unless such transferee executes a counterpart of this Agreement thereby agreeing to be bound to the same extent as the transferor.

     3.   VOTING OF SHARES.

     3.1 VOTING RESTRICTIONS ON ALL SHARES. Without the prior written consent of the Company, no member of the Cadence Group shall vote any Shares it beneficially owns and has the power to vote on the relevant record date in favor of (i) any proposal opposed by the Company's Board of Directors to (x) directly or indirectly amend, terminate, waive or redeem the Rights or the Rights Plan or (y) approve or facilitate a transaction or series of related transactions the consummation of which would cause the Rights to become exercisable but for an amendment, termination, waiver or redemption of the Rights or the Rights Plan or (ii) any slate of directors proposed by any person other than the Continuing Directors (including a slate proposed by any member of the Cadence Group) if that slate of directors has publicly announced its intention to (x) directly or indirectly amend, terminate, waive or redeem the Rights or the Rights Plan or (y) if elected to the Company's Board of Directors, consider possible transactions the consummation of which would cause the Rights to become exercisable but for such an amendment, termination, waiver or redemption.

     3.2 VOTING RESTRICTIONS ON NEW SHARES. Except with the prior written consent of the Continuing Directors, each member of the Cadence Group shall vote any New Shares it beneficially owns and has the power to vote on the applicable record date on all matters in


                                     3.

accordance with the recommendations of the Company's Board of Directors; PROVIDED, HOWEVER, that if a majority of the Company's Board of Directors consists of the designees of members of the Cadence Group (or persons acting in concert with such members), any New Shares not acquired in a transaction approved by the Continuing Directors shall not be voted.

     3.3 TERMINATION OF VOTING RESTRICTIONS. The restrictions imposed by this Section 3 shall terminate on the date that the Cadence Group ceases to beneficially own 20% or more of the outstanding shares of Common Stock.

     4.   REGISTRATION RIGHTS.

     4.1  PIGGYBACK REGISTRATION.

          4.1.1 In the event that the Company proposes to register any shares of Common Stock under the Securities Act of 1933, as amended (the "1933 Act") (other than for an offering primarily or exclusively to the employees or in connection with the acquisition of the assets or shares of, or merger or consolidation with, another corporation), and a registration form is available for use which may also be used for the registration of the Common Stock beneficially owned by any Holder, the Company shall notify the Holders at least 30 days prior to the filing of any such registration form with the SEC, and will use its best efforts to include in such registration all Registrable Stock with respect to which the Company has received written request for inclusion within 10 days after such notice. Each such request shall contain an undertaking from the Holder to provide all such information and material and to take all such actions as may be required by the Company in order to permit the Company to comply with all applicable federal and state securities laws.

          4.1.2 Each Holder shall pay all sales commissions or similar selling charges with respect to Registrable Stock sold by the Holder pursuant to a registration under Section 4.1.1. (a "Piggyback Registration"). The Company shall pay all registration and filings fees, fees and expenses of compliance with federal and state securities laws, printing expenses, messenger and delivery expenses, and fees and disbursements of counsel and accountants for the Company and not more than one counsel for the participating Holders in connection with a Piggyback Registration.

          4.1.3 If a Piggyback Registration is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the number of shares of Common Stock requested to be included in such Registration exceeds the number which can be sold in such offering or will have a material adverse effect on the price of the Common Stock to be sold, the Company will include in such Registration (a) first, shares of Common Stock the Company proposes to sell and (b) second, Registrable Stock that the Holders have requested to be included pursuant hereto; provided, however, that without the consent of Holders beneficially owning a majority of the Registrable Stock to be included in the registration, the number of shares included shall not amount to less than 30% of the total number of shares of Common Stock included in the registration.


                                      4.

          4.1.4 Nothing in this Section 4.1 shall obligate the Company to take any action with respect to any Holder other than Stockholder if the Company has not been notified in writing that such Holder is a transferee of registration rights in accordance with Section 4.4 of this Agreement prior to the date such action is to be taken.

     4.2  DEMAND REGISTRATION.

          4.2.1 Subject to the terms of this Section 4.2, Holders beneficially owning a majority of the Registrable Stock then outstanding may request registration of Registrable Stock under the 1933 Act (a "Demand Registration"); provided, however, that in the event that the Company, itself, proposes to register any shares of Common Stock, such registration shall instead be deemed to be and treated as a Piggyback Registration under the provisions of Section 4.1 hereof. Within 20 days after receipt by the Company of such request (a "Demand Request") (which Request shall specify the number of shares of Registrable Stock proposed to be registered), the Company shall thereafter, as expeditiously as practicable, both in any event within 60 days, (a) file with the SEC under the 1933 Act a registration statement on the appropriate form concerning all Registrable Stock specified in the Demand Request (the "Requested Shares") and (b) use its best efforts to cause such registration statement to be declared effective.

          4.2.2 The Company shall not be obligated (a) to comply with more than three requests by the Holders for a Demand Registration, (b) to file a registration statement within 6 months after the effective date of any registration statement filed by the Company (other than for an offering primarily or exclusively to employees or in connection with the acquisition of the assets or shares of, or merger or consolidation with, another corporation and other than any registration statement on Form S-3), whether pursuant to this Section 4.2 or otherwise or (c) to include any Registrable Stock held by any Holder unless (i) the Holder shall have promptly furnished the Company with all information and statements about or pertaining to such Holder in such detail as is deemed by the Company to be necessary or appropriate with respect to the preparation of the registration statement and
(ii) the Holder shall have executed all affidavits and shall have provided all letters, documents and undertakings relating thereto as is deemed necessary or appropriate by the Company, its counsel and/or the underwriter(s), in connection with such registration statement, the related filings and underwriting.

          4.2.3 If a Demand Registration is an underwritten offering and the managing underwriters advise the Company and the Holders in writing that in their opinion the number of shares of Registrable Stock to be included in such registration exceeds the number which can be sold in such offering or will have a material adverse effect on the price of the shares to be sold, then the amount of Registrable Stock that may be included in such registration shall be reduced accordingly; PROVIDED, HOWEVER, that, without the consent of the Holders beneficially owning a majority of the shares subject to the registration, the number of shares of Registrable Stock included shall not amount to less than 30% of the total number of shares of Common Stock included in the registration. If a Demand Registration is an underwritten offering, the Company


                                    5.

will enter into an underwriting agreement containing conventional representations, warranties, conditions and indemnification provisions with any underwriter which acquires Registrable Stock from the Holders.

          4.2.4 If the Requested Shares sold pursuant to this Agreement require registration or qualification with or approval of any federal or state governmental official or authority other than registration under the 1933 Act before such Requested Shares may be sold, the Company will take all actions reasonably required in connection with such registration or qualification and will use its best efforts to cause any such Requested Shares to be duly registered, qualified or approved as may be required; provided, however, that the Company shall not be required (a) to qualify as a foreign corporation in any jurisdiction, (b) to subject itself to taxation in any such jurisdiction, (c) to register as a securities broker or dealer in any jurisdiction, or (d) to modify in any material respect any business policy or practice (including with respect to the payment of compensation or other benefits).

          4.2.5 The Company will deliver to the Holders participating in the Demand Registration such reasonable number of copies of a definitive prospectus included in such Demand Registration and of any revised or supplemental prospectus filed as the Holders may from time to time reasonably request during the period in which the Company is required to keep such registration statement effective. The Company shall file post-effective amendments or supplements to each such registration statement for a period of not more than 120 days (extended by such number of days as the Holders are requested by the Company or the Underwriters to stand back from the market) or such shorter period as is necessary for the distribution described in such registration statement to be completed in order that the registration statement may be effective at all times during such period and at all times during such period comply with various applicable federal and state securities laws, after which time the Company may withdraw such Requested Shares from registration to the extent not sold.

          4.2.6 The Holders shall pay all sales commissions or similar selling charges with respect to shares of Registrable Stock sold by such Holders pursuant to a Demand Registration. The Company shall pay all fees and disbursements of the Company's counsel and accountants. The registration and filing fees, fees and expenses of compliance with federal and state securities laws, printing expenses, messenger and delivery expenses and all other expenses incurred in connection with the Demand Registration including fees and disbursements of not more than one counsel for the Holders participating in the Demand Registration shall be paid as follows: (i) with respect to the first demand registration, the Company shall pay all such fees and expenses; (ii) with respect to the second demand registration, the Company and the Holders shall each pay half of all such fees and expenses; and (iii) with respect to the third demand registration, the Holders shall pay all such fees and expenses.

     4.3  FORM S-3 REGISTRATION.

     In case the Company shall receive from any Holder a written request that the Company effect a registration involving the sale of more than $1,000,000 of Registrable Stock on Form S-3


                                     6.

(or any successor form to Form S-3) and any related qualification or compliance with respect to any Registrable Stock, then the Company will:

          4.3.1 As soon as practicable, effect such registration and all such qualifications and compliances as may be sold requested and as would permit or facilitate the sale and distribution of all or such portion of the Registrable Stock as are specified in such request; PROVIDED, HOWEVER, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 4.3:

               (a) if Form S-3 (or any successor form to Form S-3) is not available for such offering by the Holders;

               (b) if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement no more than once during any twelve-month period for a period of not more than 120 days after receipt of the request of the Holders under this
Section 4.3;

               (c) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 4.3; or

               (d) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

          4.3.2 Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Stock so requested to be registered pursuant to this Section 4.3 as soon as practicable after receipt of the request of the Holders for such registration. The Company shall pay all expenses incurred in connection with each registration requested pursuant to this Section 4.3 (excluding underwriters' or brokers' discounts and commissions), including without limitation all filing, registration and qualification, printers' and accounting fees and the reasonable fees and disbursements of not more than one counsel for the Holders participating in the registration and of counsel for the Company.

          4.3.3 Form S-3 registrations shall not be deemed to be demand registrations as described in Section 4.2 above.

     4.4 ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the Company to register Common Stock pursuant to this Section 4 may be assigned by any Holder to a transferee or assignee of such securities provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; provided, further, that such assignment shall be effective only if immediately following such transfer the further


                                     7.

disposition of such securities by the transferee or assignee is restricted under the 1933 Act and the transferee or assignee shall have agreed in writing to be bound by the terms and conditions of this Agreement.

     5. INJUNCTIVE AND OTHER RELIEF. The Company and the Stockholder agree that in the event that any member of the Cadence Group breaches this Agreement, the Company will be irreparably harmed and will be entitled to injunctive relief and specific enforcement in addition to any other remedy which it may have at law or in equity. The Company and the Stockholder agree that in the event the Company breaches this Agreement, the applicable member or members of the Cadence Group will be irreparably harmed and will be entitled to injunctive relief and specific enforcement in addition to any other remedy that such member or members may have at law or in equity.

     6. PRESS RELEASES. All press releases and any other statements to the public or press relating to this Agreement shall be jointly issued and agreed upon by the Company and the Stockholder, subject to the respective obligations of the Company and the Stockholder under state and federal securities laws. Neither the Company nor the Stockholder nor their respective representatives shall hold any press conferences relating to this Agreement.

     7. TERMINATION. Except as otherwise provided herein, this Agreement and all provisions hereof will remain in full force and effect as between the Company and the Holders from the effective date hereof until the date on which all of the shares of Common Stock beneficially owned by each Holder may be sold to the public in a three-month period without registration under the 1933 Act.

     8. ENTIRE AGREEMENT; MODIFICATION. This Agreement sets forth the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and merges with and supercedes any and all prior discussions, agreements and understandings between or among them with respect thereto, and no party shall be bound by any condition, definition, warranty or representation, other than those expressly set forth or provided for in this Agreement or in any document or instrument delivered pursuant to this Agreement, or as may be set forth in writing and signed by the party or parties to be bound thereby on or subsequent to the date hereof. This Agreement (except for Section 4) may not be changed or modified, except by an agreement in writing executed by the Company and members of the Cadence Group beneficially owning a majority of the Shares. Section 4 of this Agreement may not be changed or modified, except by an agreement in writing executed by the Company and the Holders beneficially owning a majority of the Registrable Shares.

     9. GOVERNING LAW. This Agreement shall be governed by Oregon law (excluding the choice of law provisions).

     10. COUNTERPARTS. This Agreement may be executed in one or more counterparts.

     11. SEVERABILITY. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of this Agreement shall remain operative and in full force and effect. If any


                                     8.

provision contained in this Agreement is invalidated, the parties hereto will use their best efforts to adopt an appropriate substitute for the invalidated provision consistent with the intent of the parties.

     12. BINDING EFFECT OF AGREEMENT. The terms of this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective subsidiaries, parents or other affiliated entities, agents, attorneys, heirs, executors, successors, representatives and assigns.

     13. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or certified or registered mail, return receipt requested, to the addresses set forth below the signatures of the respective parties hereto. In the case of communications to the Stockholder, a copy shall be delivered concurrently to Stockholder's General Counsel, or to such other person or persons or to such other address or addresses as may be designated by one to the other. In the case of communications to the Company, a copy shall be delivered concurrently to Heller, Ehrman, White & McAuliffe, 525 University Avenue, Palo Alto, California 94304, Attention: Henry Lesser, or to such other person or persons or to such other address or addresses as may be designated by one to the other.

     14. THIRD PARTIES. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

     15. HEADINGS. The headings in the sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.


                                     9.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                      INTEGRATED MEASUREMENT SYSTEMS, INC.



                                      By:  /s/ Keith L. Barnes
                                           ----------------------------------
                                           Keith L. Barnes
                                           President



                                     CADENCE DESIGN SYSTEMS, INC.



                                      By:  /s/ H. Raymond Bingham
                                           ----------------------------------
                                           H. Raymond Bingham
                                           Executive Vice President


                                      10.

                                   EXHIBIT A



Start:                                    37.0%
Purchase:                                  3.0%
New Shares:                                3.0%
Old Shares:                               37.0%

Start:                                    37.0%
Purchase:                                  3.0%
Sell in the market:                        2.0%
New Shares:                                1.0%
Old Shares:                               37.0%

Start:                                    37.0%
Purchase:                                  3.0%
Sell in registered offering                2.0%
New Shares:                                3.0%
Old Shares:                               35.0%

Start:                                    37.0%
Purchase:                                  3.0%
Sell in the market:                        5.0%
New Shares:                                  0%
Old Shares:                               35.0%

Start:                                    37.0%
Purchase:                                  3.0%
Sell in registered offering:               5.0%
New Shares:                                3.0%
Old Shares:                               32.0%

Start:                                    37.0%
Sell:                                      5.0%
Purchase:                                  2.0%
New Shares:                                2.0%
Old Shares:                               32.0%

Start:                                    37.0%
Purchase:                                  2.0%
Sell in private transaction:               5.0%
New Shares:                                  0%
Old Shares:                               34.0%

Start:                                    37.0%
Purchase:                                  2.0%
Sell in registered offering:               5.0%
New Shares:                                2.0%
Old Shares:                               32.0%

Start:                                    37.0%
Form Group with 5% Stockholder
New Shares:                                5.0%
Old Shares:                               37.0%

Start:                                    37.0%
Form Group with 5% Stockholder
Terminate Group with 5% Stockholder
New Shares:                                  0%
Old Shares:                               37.0%